                           NUVEEN INVESTMENT TRUST II
                           --------------------------

                   Renewal of Investment Management Agreement
                   ------------------------------------------

This Agreement made this 15th day of May, 2003 by and between Nuveen Investment Trust II, a Massachusetts business trust (the "Fund"), and Nuveen Institutional Advisory Corp., a Delaware corporation (the "Adviser");

WHEREAS, the parties hereto are the contracting parties under that certain Investment Management Agreement (the "Agreement") pursuant to which the Adviser furnishes investment management and other services to the Fund; and

WHEREAS, the Agreement terminates August 1, 2003 unless continued in the manner required by the Investment Company Act of 1940; and

WHEREAS, the Board of Trustees, at a meeting called for the purpose of reviewing the Agreement, have approved the Agreement and its continuance until August 1, 2004 in the manner required by the Investment Company Act of 1940.

NOW THEREFORE, in consideration of the mutual covenants contained in the Agreement the parties hereto do hereby continue the Agreement in effect until August 1, 2004 and ratify and confirm the Agreement in all respects.



                                             NUVEEN INVESTMENT TRUST II


                                             By:    /s/ Jessica R. Droeger
                                             ---------------------------------
                                                    Vice President

ATTEST:


    /s/ Virginia L. O'Neal
------------------------------
    Assistant Secretary

                                             NUVEEN INSTITUTIONAL ADVISORY CORP.


                                             By:  /s/ William M. Fitzgerald
                                                ------------------------------
                                                  Managing Director

ATTEST:


    /s/ Larry W. Martin
------------------------------
    Assistant Secretary